Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP PROVIDES OPERATIONAL UPDATE

INCLUDING INCREASED THIRD QUARTER PRODUCTION AND

ANNOUNCES EAGLE FORD OIL ACQUISITION

Houston, Texas, October 5, 2010 - Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) provides an operational update and announces a significant acquisition in the Eagle Ford oil shale trend.

OPERATIONAL UPDATE

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PXP’s average daily sales volumes are estimated to be 89 thousand barrels of oil equivalent (BOE) per day for the third quarter 2010, up approximately 5% from 85 thousand BOE per day in the second quarter 2010.

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In the Texas Panhandle Granite Wash development, PXP is currently operating 5 rigs drilling horizontal wells to develop its inventory of over 150 potential locations. PXP plans to spud up to 19 horizontal wells in 2010 and over 25 wells in 2011. Three wells have been drilled, completed and are producing, and 3 additional wells are waiting on completion.

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In California, PXP continues to develop its onshore projects in both the Los Angeles Basin and the San Joaquin Basin. During the second half of 2010, PXP plans to drill up to 40 wells in the San Joaquin Valley and up to 20 wells in the Los Angeles Basin. As anticipated, the Company recently received project approval from the California Division of Oil, Gas and Geothermal Resources for PXP’s next phase of its diatomite development in the Cymric Field.

EAGLE FORD ACQUISITION

PXP has agreed to acquire interests in approximately 60,000 net acres in the Eagle Ford oil and gas condensate windows in South Texas for $578 million in cash. Of the 60,000 net acres, approximately 20,400 net acres are located in a joint operating area between PXP and EOG Resources, Inc. (NYSE: EOG). The Eagle Ford properties are located primarily in Karnes County of South Texas and have net resource potential of approximately 140 to 175 million BOE, projected net production capability of approximately 2,000 BOE per day and a year-end 2011 production target exit rate of approximately 5,000 BOE per day net to PXP.

James C. Flores, Chairman, President and CEO of PXP commented, “We are pleased to announce this significant acquisition which enables us to aggressively expand our large, high-margin onshore oil business. The Eagle Ford transaction adds a high-quality oil asset with substantial reserve and oil production growth opportunities to PXP’s existing domestic oil resource position. As part of our focused oil growth strategy, PXP will operate substantially all of its oil assets, maintain total company liquids volumes between 50% and 60% of total production, and continue to deploy a hedge strategy to protect our cash flows.”

The Eagle Ford oil shale acquisition is expected to close during the fourth-quarter 2010, subject to customary closing conditions and adjustments, with an effective date of September 1, 2010. J.P. Morgan provided financial advisory services related to the acquisition. As previously announced, the data room process for the planned Gulf of Mexico deepwater divestment is underway with final bids expected in late-October to mid-November. PXP expects the divestment to close by year-end 2010. Barclays Capital and Jefferies & Company are assisting PXP in the Gulf of Mexico deepwater divestment.

CONFERENCE CALL

PXP will host a conference call today, October 5, 2010 at 8:00 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. The conference call and replay ID is 14439786. The replay can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. A live webcast of the conference call will be available in the Investor Information section of PXP’s website at www.pxp.com.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statement. These include statements regarding:

* completion of the proposed transaction,

* value and completion of the proposed Gulf of Mexico divestments,

* reserve and production estimates,

* oil and gas prices,

* cash flow estimates,

* future financial performance,

* capital and credit market conditions,

* planned capital expenditures, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for a discussion of these risks.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by law, we do not intend to update these forward-looking statements and information.

Contact:

Investors:	Media:
Hance Myers, 713.579.6291	Scott Winters, 713.579.6190
hmyers@pxp.com	swinters@pxp.com

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